Exhibit 99.1

News Release

Newell Brands Elects Jay Johnson to Board of Directors

ATLANTA, GA – September 11, 2020 – Newell Brands (NASDAQ: NWL) today announced that Jay L. Johnson, Executive Vice President, Chief Financial Officer and Treasurer of Lamar Advertising Company, has been elected to the company’s Board of Directors, effective September 8, 2020. He will serve as a member of the Audit Committee.

“We are delighted to welcome Jay to the Board. He has distinguished himself as a leader with in-depth financial expertise in consumer facing industries,” said Patrick Campbell, Chairman of the Board of Directors. “His experience and insights will be a valuable addition to our efforts to execute the company’s Turnaround Plan and reignite growth across our portfolio and will help to strengthen our focus on prioritizing, supporting and investing in the communities that we serve. We look forward to working with Jay to drive value creation for all our stakeholders.”

Mr. Johnson, 44, brings strong financial and operational leadership to the Newell Brands Board. Prior to joining Lamar Advertising in 2019, he served as Executive Vice President and Chief Financial Officer at DiamondRock Hospitality Company. Previously, he held various senior leadership roles at Host Hotels and Resorts, Inc., KeyBank Real Estate Capital and Bank of America, NA, among others. He currently serves as a member of the Board of Directors of Friends of Louisiana Public Broadcasting.

Mr. Johnson holds a B.A. in Economics from Morehouse College and an MBA from Harvard Business School.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Mapa®, Spontex® and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Beth Stellato
SVP, Investor Relations & Corporate Communications	VP, Corporate Communications, Events & Philanthropy
+1 (770) 418-7723	+1 (718) 541-8178
nancy.odonnell@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000